February 1, 2018

GREENPRO CAPITAL CORP.

We have read Item 4.01 of Form 8-K December 18, 2017 of GREENPRIO CAPITAL CORP. (the “Registrant”) and are in agreement with the statements concerning therein as it pertains to our firm.

We have no basis to agree or disagree with other statements of the Registrant contained in Item 4.01.

Very truly yours,

/s/ ANTON & CHIA, LLP